Exhibit 99.1

                  Analog Devices Announces Tentative
      Settlement of the SEC's Previously Announced Stock Option
                            Investigation

    NORWOOD, Mass.--(BUSINESS WIRE)--Nov. 15, 2005--The Board of Directors for Analog Devices, Inc. (NYSE: ADI) today announced a tentative settlement of the U.S. Securities and Exchange Commission's
(SEC) stock option investigation of ADI, first disclosed in the company's 10-K filing dated November 30, 2004.

    Since receiving notice of this investigation, ADI has been cooperating with the SEC and ADI believes that the matter will be concluded in the near future. ADI and its President and CEO, Mr. Jerald G. Fishman, have made an offer of settlement to the Staff of the SEC, which is subject to agreement regarding the specific language of the SEC's administrative order and other settlement documents. The SEC Staff has decided to recommend the offer of settlement to the Commission. A final settlement is subject to review and approval by the Commission.

    Chairman of the Board and company co-founder, Mr. Ray Stata said, "ADI and Jerry Fishman have agreed it is in the best interests of ADI's shareholders to put this behind us and settle this case on the proposed terms rather than face a protracted dispute with the SEC."

    The contemplated settlement addresses two separate issues. The first issue concerns ADI's disclosure regarding grants of options to employees and directors prior to the release of favorable financial results. Specifically, the issue relates to options granted to employees (including officers) of ADI on November 30, 1999 and to employees (including officers) and directors of ADI on November 10, 2000. The SEC settlement would conclude that ADI should have made disclosures in its proxy filings to the effect that ADI priced these stock options prior to releasing favorable financial results.

    The second issue addressed by the tentative settlement concerns the grant dates for options granted to employees (including officers) in 1998 and 1999, and the grant date for options granted to employees (including officers) and directors in 2001. Specifically, the settlement would conclude that the appropriate grant date for the September 4, 1998 options should have been September 8th (which is one trading day later than the date that was used to price the options); the appropriate grant date for the November 30, 1999 options should have been November 29th (which is one trading day earlier than the date that was used); and the appropriate grant date for the July 18, 2001 options should have been July 26th (which is five trading days after the original date).

    In connection with the contemplated settlement, ADI would consent to a cease-and-desist order under Section 10(b) of the Securities Exchange Act and Rule 10b-5 thereunder, would pay a civil money penalty of $3 million, and would reprice options granted to Mr. Fishman and other directors in certain years. Options granted to all other employees would be excluded from the repricing. Mr. Fishman would consent to a cease-and-desist order under Sections 17(a)(2) and
(3) of the Securities Act, would pay a civil money penalty of $1 million, and would make a disgorgement payment with respect to options granted in certain years. With the exception of options granted in 1998, Mr. Fishman has not exercised or sold any of the options identified in this matter. The Company and Mr. Fishman would settle this matter without admitting or denying the Commission's findings. This press release retracts statements by an ADI spokesperson reported in The Wall Street Journal on November 11, 2005, which were not intended to deny the Commission's contemplated findings in this matter.

    Analog Devices has determined that no restatement of its historical financial results would be necessary due to the proposed settlement, because the effects of using revised measurement dates for options granted in 1998, 1999 and 2001 are not material to any of the fiscal years 1998 through 2005, based on the materiality guidelines contained in SAB 99. If a stock-based compensation charge had been taken as a result of the revised measurement dates for option grants to all employees (including officers) and directors, the net income of Analog Devices for fiscal years 1998 through 2005 would have been reduced by $21.8 million in total. During this period, ADI earned cumulative net income of over $2.5 billion. There would be no impact on revenue, cash flow from operations, or stockholders equity as a result of using the revised measurement dates. The impact on net income in individual fiscal years would have been as follows: fiscal 1998 ($0.2 million), fiscal 1999 ($1.4 million), fiscal 2000 ($1.8 million), fiscal 2001 ($3.7 million), fiscal 2002 ($8.1 million), fiscal 2003 ($6.1 million), fiscal 2004 ($0.5 million).

    ADI's option program has been designed for the long-term retention of its employees and as such ADI grants options to a broad base of its employee population each year. ADI granted options to between 2,000 and 3,500 employees in each of the years under investigation. ADI's option program differs from customary industry practices in that most options do not begin to vest until three years after the grant date.

    About Analog Devices

    Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index. For more information, visit our web site at www.analog.com.




    CONTACT: Analog Devices
             Maria Tagliaferro, 781-461-3282
             Fax: 781-461-3491
             Email:  investor.relations@analog.com